Exhibit 99.1

Contacts:

For Accredited Home Lenders Holding Co.:

Rick Howe

(858) 676-2148

For Lone Star Funds:

Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

(212) 895-8654

FOR IMMEDIATE RELEASE

LONE STAR COMPLETES MERGER WITH ACCREDITED

All Accredited common stock purchased at $11.75 per share; Shares delisted on NASDAQ; Changes to Board of Directors announced

DALLAS and SAN DIEGO, Oct. 12, 2007 — LSF5 Accredited Investments, LLC (“Lone Star”), a subsidiary of Lone Star Fund V (U.S.) L.P., today announced that it had paid for all tendered shares of common stock of Accredited Home Lenders Holding Co. (NASDAQ: LEND) (“Accredited” or “Company”) on October 11, 2007 in connection with the completion of its tender offer for all outstanding shares of common stock of Accredited, with funds previously deposited into escrow for that purpose. Following the purchase of the tendered shares, Lone Star completed the merger of a Lone Star subsidiary with and into Accredited on October 12, 2007, as contemplated by the merger agreement between the parties. As a result of the merger, all remaining outstanding shares of Accredited were converted into the right to receive $11.75 in cash per share without interest, except those shares for which appraisal rights are validly exercised in accordance with Delaware law, and shares owned by Accredited, Lone Star or their respective affiliates. The outstanding 9.75% Series A Perpetual Cumulative Preferred Shares, par value $1.00 per share, of Accredited Mortgage Loan REIT Trust (NYSE: AHH.PrA) remain outstanding following the merger.

Accredited has requested that NASDAQ file a Form 25 with the Securities and Exchange Commission causing the delisting of the Company’ common stock from NASDAQ and the deregistration of its common stock under the federal securities laws.

In addition, the composition of the Company’s board of directors has changed in accordance with the merger agreement which provides that Lone Star is entitled to designate directors to Accredited’s board of directors in such number as is proportionate to its share ownership. In accordance with the Merger Agreement and at Lone Star’s request, upon completion of the tender offer on October 11, 2007, James H. Berglund, Gary M. Erickson, and Bowers W. Espy resigned as directors and the Company’s board of directors appointed six representatives designated by Lone Star—Len Allen, Michael Thompson, Marc Lipshy, Catharon Miller, Leigh Rea and Benjamin D. Velvin III—as

directors effective as of October 11, 2007. Five members of the Board prior to completion of the tender offer, James A. Konrath, Joseph J. Lydon, Jody A. Gunderson, Richard T. Pratt and Stephen E. Wall, remained on the Board at that time. Stephen E. Wall, Jody A. Gunderson and Richard T. Pratt have tendered resignations from the Board to be effective upon completion of the merger on October 12, 2007. Two of Accredited’s directors prior to completion of the tender offer, James A. Konrath and Joseph J. Lydon, currently remain on the Board.

About Accredited Home Lenders Holding Co.

Accredited Home Lenders Holding Co. is a non-prime mortgage company operating throughout the U.S. and in Canada. Accredited is in the business of originating, financing, securitizing, servicing, and selling non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Accredited Mortgage Loan REIT Trust

Accredited Mortgage Loan REIT Trust, a subsidiary of Accredited Home Lenders Holding Co., is a Maryland real estate investment trust formed in May 2004 for the purpose of acquiring, holding and managing real estate assets.

About Lone Star Funds

Lone Star is a leading U.S. private equity firm. Since 1995, the principals of Lone Star have organized private equity funds totaling more than $13.3 billion to invest globally in corporate secured and unsecured debt instruments, real estate related assets and select corporate opportunities. Additional information may be found at www.lonestarfunds.com.

Forward Looking Statements

Certain matters discussed in this news release, including without limitation any expected benefits of the merger, constitute forward-looking statements within the meaning of the federal securities laws. In addition, actual results and the timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2006, its quarterly report on Form 10-Q for the quarter ended March 31, 2007, and the other disclosures contained in documents filed by the Company with the SEC. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.